ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120689748-87
	Filing Date and Time 10/09/2012 11:11 AM
	Entity Number E0119462005-5

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CHINA AUTO LOGISTICS INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III of the Articles of Incorporation of the Corporation is hereby amended by adding the following paragraph immediately after the first paragraph of Article III:

Upon the filing and effectiveness (the "Effective Time") of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each six (6) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 83.61%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X 杨世平

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
CHINA AUTO LOGISTICS INC.

October 9, 2012

China Auto Logistics Inc. (the "Corporation"), a corporation organized and existing under and by the Nevada Revised Statutes of the State of Nevada (the "NRS"), does hereby certify:

FIRST: On February 18, 2005, the original Articles of Incorporation of the Corporation were filed in the name of "Fresh Ideas Media, Inc." with the Secretary of State of the State of Nevada.

SECOND: The amendment to the Articles of Incorporation of the Corporation was approved on September 4 2012, by the consent of shareholders holding 18,531,373 shares of the common stock of the Corporation, par value $0.001 per share, constituting 83.61% of the issued and outstanding voting stock of the Corporation, in accordance with the provisions of NRS 78.390 as follows:

Article III of the Articles of Incorporation of the Corporation is hereby amended by adding the following paragraph immediately after the first paragraph of Article III:

> Upon the filing and effectiveness (the "Effective Time") of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each six (6) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Articles of Incorporation of the Corporation to be duly executed by its duly authorized officer as of the date first set forth above.

CHINA AUTO LOGISTICS INC.

By: ______________________
Name: Tong Shiping
Title: President, Chief Executive Officer
and Chairman of the Board